Exhibit 99.1

For Immediate Release

Contact:	Michele Glorie
Kronos Incorporated
(978) 947-2855
mglorie@kronos.com

Kronos® broadens presence in Human Capital Management

through completion of Unicru acquisition

CHELMSFORD, Mass., Aug. 2, 2006 — Kronos® Incorporated, (Nasdaq: KRON) a leading provider of software and services that empower organizations worldwide to effectively manage their workforce, today announced that it has acquired Unicru, Inc., a leading provider of talent management solutions. The acquisition extends Kronos’ market leadership and accelerates the growth of its Human Capital Management platform. Under the terms of the agreement, Kronos paid approximately $150 million in cash for Oregon-based Unicru.

“This acquisition dramatically changes how organizations manage the workforce. By combining Unicru’s expertise in selecting and hiring the highest quality people with Kronos’ expertise in effectively deploying the workforce, we have created, for the first time, an integrated approach to optimizing workforce performance,” said Aron Ain, Kronos chief executive officer. “Our customers now are able to select and hire the highest quality people and then deploy and manage them most effectively. This drives even greater labor productivity, enables them to deliver higher levels of customer service, and ultimately enhances top- and bottom-line results.”

Kronos will immediately begin to execute the planned integration of the two organizations’ operations and technology solutions. Unicru will now operate as the Kronos Talent Management Division, headquartered in Beaverton, Ore. Chris Marsh, former president and chief executive officer of Unicru, is joining Kronos as president of the Talent Management Division. Kronos plans to continue to enhance and expand its newly acquired base of Talent Management products and services in Beaverton as part of its expanding portfolio of Workforce Management and Human Capital Management solutions.

“The acquisition of Unicru is highly complimentary for Kronos since both organizations are focused on developing solutions to optimize workforce performance,” said Lisa Rowan, program manager, HR and talent management services at IDC. “As Kronos continues to grow and expand its offerings, this is a major milestone in the organization’s journey to become an even more strategic player in the Human Resources market.”

(more)

Kronos completes Unicru acquisition

For more information about the Unicru agreement, view the July 13 press release at:

http://www.kronos.com/About/pr_Unicru_jul13.htm

About Kronos Incorporated

Kronos Incorporated empowers organizations around the world to effectively manage their workforce. At Kronos, we are experts who are solely focused on delivering software and services that enable organizations to reduce costs, increase productivity, improve employee satisfaction, and ultimately enhance the level of service they provide. Kronos serves customers in more than 50 countries through its network of offices, subsidiaries, and distributors. Widely recognized as a market and thought leader in managing the workforce, Kronos has unrivaled reach with more than 30 million people using a Kronos solution every day. Learn more about Kronos at www.kronos.com.

Safe Harbor Statement

This press release contains statements about the business prospects and estimates of Kronos’ financial results for future periods that are forward-looking statements that involve a number of risks and uncertainties, including the performance estimates and statements relating to earnings and revenue growth and profitability, Kronos’ ability to realize the anticipated benefits of the pending Unicru acquisition, the ability to close potential product sales transactions, the ability to realize revenues from the sales pipeline and backlog, market acceptance of our new products and enhancements, including those formerly offered by Unicru and AD OPT Technologies, our ability to monitor and manage discretionary costs, growth in the market for our products and within the economy generally, and potential acquisitions. These statements are based on management’s expectations of future events as of the date of this press release, and Kronos assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Among the important factors that could cause actual operating results to differ materially from those indicated by such forward-looking statements are delays in product development, including enhancements to existing products, product performance issues, competitive pressures, general economic conditions, possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangement and the risk factors detailed in the company’s Annual Report on Form 10-K filed with the SEC on December 9, 2005 and its quarterly report on Form 10-Q filed with the SEC on May 11, 2006. The timing of the release of new products or product enhancements will take place if and when available and at the sole discretion of Kronos.

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© 2006 Kronos Incorporated. Kronos and the Kronos logo are registered trademarks of Kronos Incorporated or a related company. All other product and company names mentioned are used for identification purposes only and may be trademarks of their respective owners.